UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Nuveen Real Asset Income and Growth Fund

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Nuveen Real Asset Income and Growth Fund (JRI)

Nuveen Multi-Asset Income Fund (NMAI)

Nuveen Variable Rate Preferred and Income Fund (NPFD)

Nuveen Core Plus Impact Fund (NPCT)

ISS Follow-Up Items

4/25/2024

Q:	Is there an example of fee savings for JDD, JTA, and JTD as a result of merging into NMAI?
A:

Using all public information from the last 6/30/2021 financial report for each pre-merger fund, the table below demonstrates management fee savings each fund shareholder would experience based on those assets. The merged NMAI assets in the table are a summation of the 6/30 assets and do not represent current merged assets which have changed over time reflecting market movements.

Management fees are a combination of a complex-wide fee, which has a breakpoint schedule beginning at .20% and uses fund assets in the complex, and fund-level fees. On any given date, the complex-wide fee will be the same across all funds in the complex and for this example we are using .1550% as the complex-wide fee which generally reflects complex-wide fees at that time of the merger. The fund-level fees are based on each fund’s breakpoint schedule as included in the table. NMAI’s fund-level breakpoint schedule is the schedule in place since the merger.

Management Fees	JDD	JTA	JTD	Merged NMAI
Managed Assets	317,460,839	248,746,125	252,129,634	818,336,598

Fund-Level Breakpoint Schedule
For the first $500 million	0.7000%	0.7000%	0.8000%	0.7000%
For the next $500 million	0.6750%	0.6750%	0.7750%	0.6750%

Complex-Wide Management Fees	0.1550%	0.1550%	0.1550%	0.1550%

Net Management Fees	0.8550%	0.8550%	0.9550%	0.845%
Net Management Fee Savings	-0.0097%	-0.0097%	-0.1097%

In addition to management fees savings there are other expense savings due to fixed costs being spread over a more highly scaled asset base following the merger. Other expense fee savings are not as easily calculated as management fees which are formulaic based on assets, so we have not included those savings. We believe it is easy to understand that fixed expenses, including some professional fees, audit fees, shareholder servicing fees, certain costs associated with shareholder reports, and other fixed costs that are spread over a higher asset base following a merger produce savings for fund shareholders. For example, each fund prior to the merger requires an annual audit which is reduced to one. The SEC requires us to send both a semiannual and annual report to shareholders, that is reduced from 6 to 2.

Q:	Is there an example of tighter bid/ask spreads in the secondary market for NMAI compared to the fund’s pre-merger?
A:

The chart below shows Nuveen closed-end fund market data related to bid/ask spreads and demonstrates that larger funds in our complex trade at tighter bid/ask spreads. Each of the predecessor funds had a market capitalization of between approximately $100-200mm. NMAI’s market capitalization is now approximately $400mm. The chart below illustrates bid/ask spread impact resulting from growing the fund’s market capitalization. In a given market environment, bid/ask spreads reflect market sentiment, but we have persistently observed through market environments that larger funds (as measured by market capitalization) have narrower bid/ask spreads.

Q:	How many funds and what is the AUM for the Nuveen CEF complex?
A:	As of 12/31/2023, 45 closed-end funds with managed assets of $54 billion.

Q:	When comparing Mr. Chen’s experience relative to Joanne Medero’s experience, does she have direct fund experience?
A:

Yes. As Barclays Global Investors General Counsel (1996-2006) Joanne Medero was responsible for providing legal advice about its 1940 Act registered mutual funds, as well as its bank-maintained collective investment trusts, non-US funds, and private funds. During this time period, BGI became the investment manager for World Equity Benchmark Shares (WEBs--now iShares country specific funds) and launched its iShares ETF franchise. Her involvement in ETFs included significant interactions with the SEC, index licensors, and third-party service providers. She also provided advice on securities lending agency activities by BGI on behalf of those mutual funds and ETFs for which it was the investment manager, including compliance with the 1940 Act.

In Ms. Medero’s subsequent public policy role for Barclays and for BlackRock (2006-2020) , she continued her interaction with the SEC and other regulators on behalf of the mutual fund/ETF businesses, including leading advocacy efforts that resulted in enactment of the “ETF Rule”— a rule which allows compliant ETFs to launch without needing to secure an individual exemption from the SEC (which had been the case for ETFs until 2019). She also represented BlackRock directly with policy makers and assisted trade association efforts related to, among other things, 1940 Act registered funds disclosure obligations, use of derivatives, and proxy voting and reporting rules.

Q:	If a new Trustee is added for a single fund what are the additional costs associated with running separate meetings and any other associated costs?
A:

Without getting into specific costs that include non-public information, we have included specific items that would result in incremental additional costs. As we mentioned Tuesday during our discussion and would ask that you take into consideration as you read the following, during 2023, the Board of the Nuveen Funds had 12 Board meetings, 1 site visit and 54 Committee meetings for a total of 67 meetings. For 2024 to date, the Board of Nuveen Funds has had 6 Board meetings and 16 Committee meetings for a total of 22 meetings. If a new trustee was appointed, it would not be cost-effective for the fund (or the four funds, in this case) to have as many meetings of the full board and its various committees.

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Incremental costs for a non-unitary board arrangement would be threefold: a) direct costs of running separate meetings, b) management costs associated with producing separate/redacted materials, and c) costs to board in terms of loss of context, efficiency, and leverage.

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The hard dollar costs of separate meetings would include incremental fees for the fund(s) with a new trustee(s) and would include incremental travel-related expenses for a new trustee and their separate counsel (rather than a very small share of the larger unitary board costs) and incremental meeting facility costs, amongst others. We anticipate Mr. Chen would bring his own counsel, as he did to his interview. We do not know the number of attorneys or the total cost, however we are assuming this would be an incremental expense.

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Topics that pertain to any given fund are common to a range of funds (risk, audit, legal, regulatory, compliance, business updates, distribution updates, etc.), so carving out all these presentations for a small sub-set of funds would be very inefficient and, in most cases, would require twice the amount of work for preparation of separate Board and committee materials and additional cost.

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The board is much more effective discussing any given fund’s circumstances (performance, risk, leverage management, dividends, etc.) within a broader context of the full Nuveen complex of funds. The board is also more effective representing each fund’s interests, in discussions with management, with this broader understanding and leverage.

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A unitary board creates much more efficient and effective governance for each fund because the directors have broader and more complete information by virtue of sitting on the boards of several other funds in the complex. Time the board spends on a topic, say a specific type of leverage, even if does not specifically apply to a given fund, is serving to educate the board and help them understand market dynamics, alternative structures, etc.

Q:	Do you have more historical data on the performance of funds, BRW and SABA, prior to Saba taking over the management of those funds?
A:	We have attached historical return data and premium/discount data for BRW and the predecessor fund PPR going back to 2018.

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In our presentation, we provided total return data and premium/discount data for BRW to demonstrate how Saba has performed in terms of total return compared to PPR’s long standing senior loan mandate and how the BRW funds has traded in the secondary market in terms of premium/discount compared to the senior loan peer group.

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For SABA, we recognize that Saba took over the management of the Fund at the beginning of 2024, so we did not provide any historical return data. We did want to highlight that secondary market trading in terms of premium/discount has widened significantly since taking over the Fund, and secondary market trading has deviated from the previous mandates peer group.

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While mandate changes may be appropriate in some cases for CEFs, we are concerned by Saba accumulating shares to affect a material mandate change, including self-dealing the investment advisory contract, and ultimately substantially exiting the fund.

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CEFs are designed to play a long-term role in an investment portfolio and are not designed to be trading vehicles. In fact, many CEFs (including Nuveen CEFs) disclose as much in their registration statements.

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By substantially exiting the fund—frequently through tender offers and secondary market sales—upon voting for changes, Saba is enriching itself and preying on the long-term investors that the fund was designed for. Ultimately, Saba voted for changes that were allegedly intended to improve performance and the fund’s Sharpe ratio but since implementing the changes, Saba exited (so its interests are not aligned) and the fund has materially underperformed the fund’s original senior loan mandate.

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As a reminder, Saba accumulated approximately 36 million shares of PPR (now BRW) which equated to approximately 25% of outstanding shares. Saba used that position to install its own nominees and take over the fund board. The board then appointed Saba as the investment manager and materially changed the fund’s mandate. The fund held two tender offers, through which Saba tendered approximately 60% of its investment. Saba eventually through additional secondary market sales reduced its position to less than 5% of the fund’s outstanding shares.

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Investors in BRW are now left holding a fund with wider discount levels to when Saba initiated its takeover of the fund. Meanwhile, senior loan CEFs have performed well and experienced meaningful discount narrowing. Today, BRW trades at a discount 400+ bps wider than the Morningstar US CEF Senior Loan classification. Saba’s implementation of its purported leading corporate governance standards appears to have had zero impact or potentially an adverse impact on secondary market trading.

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Emboldened by its first fund takeover, Saba took over GIM, now SABA, at the end of 2023. Since that time, the discount has materially lagged the Morningstar US CEF Global Income category by approximately 1,000 bps. Where the Morningstar peers have experienced discount narrowing, SABA’s discount has widened. The Board has not declassified. Furthermore, upon takeover, SABA implemented an administrative fee of approximately 5 bps. One-third of the board (3/9) is comprised of interested trustees.

BRW performance

Trustees nominated and elected by Saba facilitated “change” by allowing Saba to takeover PPR (now BRW1). The fund is materially lagging the senior loan category and the fund’s former benchmark. Stated performance outcomes have not been achieved and Saba has failed to acknowledge their material underperformance.

Source: Morningstar

Note: Periods over one year annualized. PPR, now BRW, is part of the Morningstar US CEF Senior Loans classification and for 20+ years reported its performance against the Morningstar LSTA US Leveraged Loan Index.

1 Effective after the close of business on June 4, 2021, PPR became BRW and Saba Capital Management, L.P. became the fund’s new investment adviser. The Fund’s name, investment adviser, and investment program changed.

1

BRW performance (cont.)

Trustees nominated and elected by Saba facilitated “change” by allowing Saba to takeover PPR (now BRW1). The fund is materially lagging the senior loan category and the fund’s former benchmark. Stated performance outcomes have not been achieved and Saba has failed to acknowledge their material underperformance.

Source: Morningstar

Note: Periods over one year annualized. PPR, now BRW, is part of the Morningstar US CEF Senior Loans classification and for 20+ years reported its performance against the Morningstar LSTA US Leveraged Loan Index.

1 Effective after the close of business on June 4, 2021, PPR became BRW and Saba Capital Management, L.P. became the fund’s new investment adviser. The Fund’s name, investment adviser, and investment program changed.

2